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EXHIBIT 1.1

                                 [ASHWORTH LOGO]

                              Contact:  Randall L. Herrel, Sr. -- Chairman & CEO
                              (760) 929-6142
                              Terence Tsang -- EVP & COO/CFO
                              (760) 929-4611

                              Investor Relations: James K. White
                              Kehoe, White & Company, Inc
                              (562) 437-0655


                         ASHWORTH, INC. ANNOUNCES PLANS
                    TO REPURCHASE UP TO $6.5 MILLION IN STOCK


Carlsbad, Calif., September 3, 2002 -- Ashworth, Inc. (NASDAQ: ASHW) announced today that its Board of Directors authorized the Company to repurchase up to $6.5 million of its common stock in open market or in private transactions, subject to the Company's assessment of market conditions and buying opportunities from time to time.


The repurchase program has been authorized by the Company's Board of Directors and may commence immediately. Unless market conditions change significantly or the program is terminated sooner by the Board of Directors, the Company is authorized to make repurchases under the program during the next 12 months.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts and upscale department and specialty stores. Ashworth products include four main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in any climatic condition. Ashworth 7(TM) addresses the demand for business casual sportswear. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc. is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Website at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Callaway Golf Apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2001 and Form 10-Q's filed thereafter.